Exhibit 99.1

PULSE BIOSCIENCES QUARTERY NANO-PULSE STIMULATION (NPS) UPDATE

Investor conference call today at 1:30 p.m. PDT / 4:30 p.m. EDT

BURLINGAME, Calif.—(BUSINESS WIRE) – Nov. 14, 2016 – Pulse Biosciences, Inc., (NASDAQ:PLSE), a medical technology company developing a proprietary therapeutic tissue treatment platform based on Nano-Pulse Stimulation (NPS), is hosting an investor conference call today to share information on new developments and significant advancements for its novel NPS platform in key markets. The company will also discuss its recent corporate progress and upcoming milestones, as well as provide financial results for the quarter ended September 30, 2016.

Recent Developments

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PulseTx System enters the clinic as company works towards 510(k) submission to FDA before year end.  PulseTx is a first of its kind NPS platform comprised of a tunable nanosecond pulse generator accompanied by a suite of interchangeable tissue applicators to enable treatments across a wide variety of applications.

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First dermatologic human pilot study with the company’s proprietary PulseTx platform. Successful first clinical procedure with the PulseTx System in the company’s initial pilot study evaluating a range of NPS doses in abdominal skin. The objective of this first study is to establish the response and recovery time of skin to different NPS doses, enabling the company to better design further clinical studies in dermatology.

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Results from three preclinical studies presented at the Society for Immunotherapy of Cancer (SITC) 2016 annual meeting. Presented preclinical findings which demonstrate NPS’ potential to effectively trigger immunogenic cell death, stimulate anti-tumor immunity responses, and inhibit metastases in a variety of oncologic conditions.

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Progress towards entering the clinic with an initial NPS pilot study in immuno-oncology. Pulse Biosciences is pursuing multiple paths for its first pilot study in oncology and expects to have the pilot study trial design and strategy defined by year-end.

“We are very pleased with our progress this quarter,” said Darrin Uecker, President and Chief Executive Officer of Pulse Biosciences. “We have made great strides developing our novel and proprietary NPS platform, introducing the PulseTx System into the clinic in our first pilot study in dermatology and presented exciting preclinical data at the SITC Annual Meeting.”

Financial Highlights

Cash, cash equivalents, and investments totaled $18.7 million at September 30, 2016 compared to $20.7 million and $3.6 million at June 30, 2016 and December 31, 2015, respectively.

Operating expenses for third quarter ended September 30, 2016 totaled $2.8 million reflecting a 24% increase compared to $2.3 million for the quarter ended June 30, 2016 and a 127% increase compared to the third quarter of 2015.  The operating expense increase noted in the current quarter as compared to the second quarter of 2016 reflects increased general and administrative expenses of $251,000, or 39%, due to the addition of personnel during the quarter and public company operating expenses stemming from the first full quarter as a public entity.  In addition, research and development expenses increased $286,000, or 20%, reflecting design, development and testing services relating to preparing the PulseTx for entry in human pilot studies during early fourth quarter 2016.

Conference Call Details

Pulse Biosciences’  Darrin Uecker, President and CEO, and other senior executives will host the investor conference call on November 14, 2016, at 4:30 p.m. EST / 1:30 p.m. PST. For both "listen-only" participants and those who wish to take part in the question and answer portion of the call, the telephone dial-in number is (844) 494-0190 (U.S. toll-free) or (508) 637-5580 (international) using Conference ID 4064167. Listeners will also be able to access the call via webcast available on the Investor Section of the company's website at www.pulsebiosciences.com.

About Pulse Biosciences

Pulse Biosciences is a medical technology company developing a therapeutic tissue treatment platform based on Nano-Pulse Stimulation, a proprietary bioelectronics cell signaling technology. Published pre-clinical studies have shown that a single, brief exposure of Nano-Pulse Stimulation to target tissue stimulates a cascade of events within cells and in the surrounding microenvironment that results in apoptosis (cell death) and the priming of a durable adaptive immune response. Pulse Biosciences is pursuing a variety of applications for its technology that exploits the technology’s unique biologic effect in immuno-oncology, dermatology, aesthetics, and veterinary medicine. Clinical studies are being planned using the first commercial system designed to support a broad array of applicators for use in superficial, minimally-invasive and open surgical procedures. More information is available at www.pulsebiosciences.com.

Forward Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, the development of Pulse Biosciences’  business, statements relating to future uses and markets for its NPES technology, and other future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, changes in circumstances and other factors that are, in some cases, beyond Pulse Biosciences’  control and could cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Factors that could materially affect actual results can be found in Pulse Biosciences’  most recent filings with the Securities and Exchange Commission, including Pulse Biosciences’  most recent registration statement on Form S-1, as amended, and quarterly report on Form 10-Q, and include those listed under the caption “Risk Factors.”

Pulse Biosciences undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available.

Pulse Biosciences, Inc.

Investors:
Darrin Uecker, President and Chief Executive Officer
IR@pulsebiosciences.com
or
Media:
Sam Brown, Inc.
Hannah Hurdle, 818-456-4099
hannahhurdle@sambrown.com

PULSE BIOSCIENCES, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
(in thousands)	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$4,628	$3,606
Investments	14,085	—
Prepaid expenses and other current assets	294	44
Deferred offering costs	—	347
Total current assets	19,007	3,997
Equipment, net of accumulated depreciation	323	329
Intangible assets, net of accumulated amortization	6,709	7,208
Goodwill	2,791	2,791
Total assets	$28,830	$14,325

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$446	$262
Accrued expenses	521	398
Total current liabilities	967	660

Stockholders’ equity:
Common stock	13	8
Additional paid-in capital	37,655	16,745
Accumulated comprehensive loss	(8)	—
Accumulated deficit	(9,797)	(3,088)
Total stockholders’ equity	27,863	13,665
Total liabilities and stockholders’ equity	$28,830	$14,325

PULSE BIOSCIENCES, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three-Month Periods Ended
(in thousands, except per share amounts)	September 30, 2016	June 30, 2016	September 30, 2015
Revenue	$—	$—	$—
Operating expenses:
General and administrative	893	642	408
Research and development	1,739	1,453	659
Amortization of intangible assets	166	166	167
Total operating expenses	2,798	2,261	1,234
Other income:
Interest income	31	3	—
Total other income	31	3	—
Loss from operations, before income taxes	(2,767)	(2,258)	(1,234)
Income tax benefit	—	—	483
Net loss	$(2,767)	$(2,258)	$(751)

Net loss per share	$(0.21)	$(0.23)	$(0.10)
Weighted average number of shares	13,315	9,791	7,565